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                     April 13, 2023

       Scott A. Anderson
       Chief Accounting Officer
       KAR Auction Services, Inc.
       11299 N. Illinois Street
       Carmel, Indiana 46032

                                                        Re: KAR Auction
Services, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 23,
2022
                                                            Form 10-Q for
Fiscal Period Ended September 30, 2022
                                                            Filed November 2,
2022
                                                            File No. 001-34568

       Dear Scott A. Anderson:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services